Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel:	203 622 3131
203 622 6080

unitedrentals.com
United Rentals Announces Execution of Asset-Based Loan Facility
GREENWICH, Conn. — October 14, 2011 — United Rentals, Inc., United Rentals (North America), Inc. (together, the “Company”) and certain of their subsidiaries announced today that they entered into an Amended and Restated Credit Agreement which provides for a senior secured asset-based loan facility (the “ABL Facility”) of $1,800 million, a portion of which is available for borrowing in Canadian Dollars. The Amended and Restated Credit Agreement also provides for an uncommitted incremental increase in the ABL Facility of up to $500 million. The ABL Facility replaces the Company’s existing senior secured asset-based loan facility.
“This new larger five year facility provides our Company with increased financial flexibility to respond to market opportunities, and does so at attractive rates.” said William Plummer, chief financial officer. “The ABL Facility will help support our strategy of profitable growth and investment in people, fleet and technology.”
Certain of the Company’s subsidiaries have provided guarantees under the ABL Facility. In addition, obligations under the facility are secured by certain first-priority security interests in the assets of the borrowers and the guarantors. Amounts drawn bear annual interest at either the LIBOR rate plus a margin of 1.75% to 2.25% or at a base rate plus a margin of 0.75% to 1.25%.
The ABL Facility matures on October 13, 2016. At closing, approximately $800 million was drawn and the borrowers had approximately $1,000 million available for additional borrowings, subject to borrowing base limitations.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 539 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 7,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 2,900 classes of equipment with a total original cost of $4.18 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of securities laws. Such forward-looking statements include, but are not limited to, statements regarding objectives, projections, estimates, expectations or predictions of the future and other statements identified by words such as “may,” “will,” “intend,” “estimate,” “should,” “expect” or similar expressions. These statements are based on the current expectations and beliefs of management and are subject to uncertainty and changes in circumstances. Any forward-looking information is not a guarantee of future performance and actual results may vary materially from those expressed or implied by the statements herein, due to changes in economic, business, competitive, technological, strategic and/or regulatory factors. For a more complete description of these and other possible risks and uncertainties as such risks and uncertainties relate to United Rentals, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
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Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com